Exhibit 10.1

KILROY REALTY CORPORATION

EXECUTIVE SEVERANCE PLAN

ARTICLE 1

PURPOSE AND TERM OF PLAN

1.1. Purpose of the Plan. The Plan is designed to provide severance benefits to executive officers and other key employees of the Company who are selected to participate in the Plan and become eligible to receive such benefits pursuant to Article 4 hereof.

1.2. Term of the Plan. The Plan shall commence upon the date of its approval by the Committee (the “Effective Date”), and shall continue in effect through the second (2nd) anniversary of the Effective Date (such period being referred to herein as the “Term”); provided, however, that the Term shall be automatically extended for one (1) additional year on the first (1st) anniversary of the Effective Date and on each anniversary of the Effective Date thereafter, unless the Company delivers written notice prior to such date of extension that the Term will not be extended (or further extended, as the case may be), and if such notice is timely given, the Plan will terminate at the end of the Term then in effect (with no extension or further extension, as the case may be). Notwithstanding the foregoing, in the event that a Change in Control occurs during the Term (or extended Term, as the case may be), the Term shall be extended (to the extent it would otherwise expire earlier) through the date that is two (2) years after the occurrence of such Change in Control. In addition, the expiration or termination of the Term shall not alter a Participant’s right to receive the benefits provided for under the Plan as to a Qualifying Termination that occurred during the Term.

ARTICLE 2

DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below (such defined terms are in addition to terms defined elsewhere in the Plan):

(a)

“Accrued Obligations” means (i) the amount (if any) of the Participant’s base salary from the Company that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and (ii) any reimbursement due to the Participant for expenses reasonably incurred by the Participant on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

(b)

As used herein, “Affiliate” of Kilroy or KRLP, means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Kilroy, KRLP, or either of them. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

(c)	“Base Salary” means the Participant’s annualized rate of base salary from the Company in effect on the Severance Date.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Cause” means, as reasonably determined by the Board (or a committee thereof) based on the information then known to it, that one or more of the following has occurred:

(i)

the Participant is convicted of, pled guilty or pled nolo contendere to a felony or any crime involving fraud or dishonesty (in each case, under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(ii)	the Participant has engaged in acts of fraud, dishonesty or other acts of willful misconduct in the course of the Participant’s duties for Kilroy, KRLP or any of their respective Affiliates;

(iii)

the Participant willfully fails to perform or uphold the Participant’s duties for Kilroy, KRLP or any of their respective Affiliates and/or willfully fails to comply with reasonable directives of the Board (or a committee thereof) or the Company’s Chief Executive Officer; or

(iv)

a breach in any material respect by the Participant of a Restrictive Covenants Agreement to which the Participant is a party, or any other contract the Participant is a party to with Kilroy, KRLP, or any Affiliate of either of them, or any written policy of Kilroy, KRLP, or any Affiliate of either of them that is applicable to Company executives or employees generally;

provided, however, that any condition or conditions, as applicable, referenced in clause (iii) or clause (iv) above shall not (if a cure is reasonably possible in the circumstances) constitute Cause unless both (x) the Company provides written notice to the Participant of such condition(s) claimed to constitute Cause (such notice to be delivered in accordance with Section 10.6), and (y) the Participant fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof (or, if a cure is reasonably possible in the circumstances but more than thirty (30) days is required to cure such circumstances, the Participant fails to commence taking reasonable steps to cure such condition(s) if it is not reasonably possible to remedy such condition within such thirty (30) day period, or the Participant fails to cure such condition(s) as promptly as reasonably possible and in all cases not more than ninety (90) days of receiving such written notice thereof). For purposes of the foregoing definition of Cause, no act or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.

(d)	As used herein, “Change in Control” shall mean:

(i)

A transaction or series of transactions (other than an offering of Kilroy’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other than Kilroy, any of its subsidiaries, an employee benefit plan maintained by Kilroy, KRLP, or any of its or their subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Kilroy) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Kilroy and immediately after such acquisition possesses more than 50% of the total combined voting power of Kilroy’s securities outstanding immediately after such acquisition; or

(ii)

During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with Kilroy to effect a transaction described in Section 2(d)(i) hereof or Section 2(d)(iii) hereof) whose election by the Board or nomination for election by Kilroy’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)

The consummation by Kilroy (whether directly involving Kilroy or indirectly involving Kilroy through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Kilroy’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(I)

Which results in Kilroy’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Kilroy or the person that, as a result of the transaction, controls, directly or indirectly, Kilroy or owns, directly or indirectly, all or substantially all of Kilroy’s assets or otherwise succeeds to the business of Kilroy (Kilroy or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and

(II)

After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2(d)(iii)(y) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in Kilroy prior to the consummation of the transaction; or

(iv)	Kilroy’s stockholders approve a liquidation or dissolution of Kilroy and all material contingencies to such liquidation or dissolution have been satisfied or waived;

provided, in each case, that such event or transaction constitutes a change in the ownership or effective control of Kilroy, or in the ownership of a substantial portion of the assets of Kilroy (in each case, such a change in ownership, in effective control or of a substantial portion of assets to be determined within the meaning of Section 409A.

(f)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(g)	“Committee” means the Executive Compensation Committee of the Board.

(h)	“Company” means Kilroy, KRLP, either of them, or both of them together, as the context may require.)

(i)

“Disability” means a physical or mental impairment which, as reasonably determined by the Board (or a committee thereof), renders the Participant unable to perform the essential functions of the Participant’s employment with the Company, even with reasonable accommodation, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply. The Participant shall reasonably cooperate with the Board (and any committee thereof) in making any such determination as to the existence of Disability.

(j)	“Eligible Person” means an employee of the Company who is formally designated by the Committee as a Participant in the Plan.

(k)	“Good Reason” means the occurrence (without the Participant’s consent) of any one or more of the following conditions:

(i)	a material diminution by the Company in the Participant’s rate of Base Salary or target level of annual incentive bonus opportunity;

(ii)	a material diminution by the Company in the Participant’s authority, duties, or responsibilities;

(iii)

a material change by the Company in the geographic location of the Participant’s principal office with the Company (for this purpose, in no event shall a relocation of such office to a new location that is not more than fifty (50) miles from the current location of the Company’s executive offices constitute a “material change”); or

(iv)	a material breach by the Company of a material written agreement by and between the Company and the Participant;

provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Participant provides written notice to the Company of the condition claimed to constitute Good Reason within sixty (60) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 10.6), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Participant’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute Good Reason.

(l)	“Kilroy” means Kilroy Realty Corporation, a Maryland corporation, and its successors.

(m)	“KRLP” means Kilroy Realty, L.P., a Delaware limited partnership.

(n)	“Participant” means any Eligible Person who is selected to participate in the Plan as determined in accordance with Article 3.

(o)	“Plan” means this Kilroy Realty Corporation Executive Severance Plan.

(p)

“Qualifying Termination” means a termination of the Participant’s employment with the Company that is either: (i) a termination by the Company without Cause (and other than due to Participant’s death or Disability), whether such termination occurs before, upon or after a Change in Control; or (ii) following a Change in Control, a resignation by the Participant for Good Reason.

(q)

“Restrictive Covenants Agreement” means any confidentiality, proprietary information, non-competition, non-solicitation, or similar agreement between the Participant, on the one hand, and Kilroy, KRLP or any of their respective Affiliates, on the other hand, in effect at the relevant time.

(r)

“Release” means a general release agreement in a form prepared by the Company and provided to the Participant in connection with the Participant’s termination of employment in accordance with Section 4.4(a) hereof (such form to be consistent with the form of release attached hereto as Exhibit A, with such changes as the Company may reasonably make to such form consistent with the purposes and intent of such form, to reflect the terms applicable to the particular Qualifying Termination at issue, or to help ensure its enforceability in light of any changes in applicable law, rules or regulations).

(s)	“Section 409A” means Section 409A of the Code, including the Treasury regulations thereunder and other published guidance relating thereto.

(t)

“Separation from Service” means, as to a particular Participant, when the Participant dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(u)	“Severance Date” means the date on which the Participant’s Qualifying Termination occurs.

(v)	“Target Bonus” means the Participant’s target level of annual Company cash incentive bonus opportunity for the Company’s fiscal year in which the Severance Date occurs.

ARTICLE 3

PARTICIPATION

3.1. Participation. The Committee shall from time to time designate in writing those Eligible Persons who are eligible to participate in the Plan and the date on which such an Eligible Person shall become a Participant. Once a Participant participates in the Plan, the Participant may not be removed from participation in the Plan unless the Committee gives written notice to the Participant that he or she will no longer be a Participant in the Plan, in which case the Participant shall cease to be a Participant in the Plan on the later of the one-year anniversary of the date of delivery of such notice to the Participant or, if a Change in Control occurs during that one-year period, the second anniversary of such Change in Control (or, if later, the date that all benefits to be provided under the Plan to the Participant, if any, are paid in full).

3.2. Termination of Employment. Notwithstanding anything else contained in the Plan to the contrary, a Participant shall not be deemed to have terminated employment with Kilroy or KRLP if his or her employment with such entity terminates but he or she otherwise continues, immediately after such termination of employment, as an employee of Kilroy, KRLP or any of their respective Affiliates.

ARTICLE 4

SEVERANCE BENEFITS

4.1. Qualifying Termination Outside of Change in Control. If a Participant’s employment terminates as a result of a Qualifying Termination during the Term (other than a Qualifying Termination described in Section 4.2), the Participant shall be entitled to the following benefits (in addition to the Accrued Obligations and subject to Section 4.4 below):

(a)

The Company shall pay the Participant an amount equal to the sum of the Participant’s Base Salary and the Participant’s Target Bonus, such amount to be payable, subject to Section 10.9(b), to the Participant in equal monthly installments (each representing the applicable fraction of such total benefit amount, in each case rounded down to the nearest whole cent) over a period of twelve (12) consecutive calendar months, commencing with the month following the month in which the Participant’s Separation from Service occurs, with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day following the Participant’s Separation from Service and to include each such installment that was otherwise (but for such 60-day delay) scheduled to be paid following the Participant’s Separation from Service and prior to the date of such payment.

(b)

The Company will pay or reimburse the Participant for his or her premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Participant (and, if applicable, the Participant’s eligible dependents) as in effect immediately prior to the Participant’s Severance Date, to the extent that the Participant elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this Section 4.1(b) shall, subject to Section 10.9(b), commence with continuation coverage for the month following the month in which the Participant’s Severance Date occurs and shall cease with continuation coverage for the eighteenth (18th) month following the month in which the Participant’s Severance Date occurs (or, if earlier, shall cease upon the date the Participant becomes eligible for coverage under the health plan of a future employer, the date of the Participant’s death, the date the Company ceases to offer group medical coverage to its active executive employees, or the date the Company is otherwise under no obligation to offer COBRA continuation coverage to the Participant). To the extent the Participant elects COBRA coverage, the Participant shall complete any continuation coverage enrollment procedures the Company may then have in place. The Company’s obligations pursuant to this Section 4.1(b) are subject to the Company’s ability to comply with applicable law and provide such benefit without resulting in material adverse tax consequences (such as, without limitation, rendering participation in a Company health and welfare plan taxable to participants or resulting in unintended material (relative to the amount of the benefit) tax penalties for the Company).

(c)

The Company shall promptly pay to the Participant any annual incentive bonus with respect to any fiscal year that ended before the Severance Date that would otherwise be paid to the Participant had the Participant’s employment with the Company not terminated, to the extent not theretofore paid.

(d)

The Company shall pay, on (or within ten (10) days following) the sixtieth (60th) day following the Participant’s Separation from Service, an amount in cash equal to (x) the Participant’s Target Bonus, multiplied by (y) a fraction, the numerator of which is the total number of days in such fiscal year in which the Participant was employed by the Company and the denominator of which is the total number of days in such fiscal year.

4.2. Qualifying Termination in Connection with Change in Control. If a Participant’s employment terminates as a result of a Qualifying Termination during the Term and such termination occurs on or within two (2) years following a Change in Control, the Participant shall be entitled to the following benefits (in addition to the Accrued Obligations and subject to Section 4.4 below):

(a)

The Company shall pay the Participant an amount equal to (i) one and one-half (1.5) multiplied by (ii) the sum of the Participant’s Base Salary and the Participant’s Target Bonus, such total amount to be paid, subject to Section 10.9(b), to the Participant in a single lump sum on (or within ten (10) days following) the sixtieth (60th) day following the Participant’s Separation from Service.

(b)	The Company shall pay or provide to the Participant the severance benefits set forth in Sections 4.1(b), (c) and (d) above.

4.3. Termination Due to Death or Disability. If a Participant’s employment with the Company terminates during the Term due to the Participant’s death or Disability, the Participant shall be entitled to receive (in addition to the Accrued Obligations and, in the case of a termination due to Disability, subject to Section 4.4 below), (i) promptly following the Severance Date, any annual incentive bonus with respect to any fiscal year that ended before the Severance Date that would otherwise be paid to the Participant had the Participant’s employment with the Company not terminated, to the extent not theretofore paid, and (ii) on (or within ten (10) days following) the sixtieth (60th) day following the Participant’s Separation from Service, an amount in cash equal to (x) the Participant’s Target Bonus, multiplied by (y) a fraction, the numerator of which is the total number of days in such fiscal year in which the Participant was employed by the Company and the denominator of which is the total number of days in such fiscal year.

4.4. Severance Conditions; Release; Exclusive Remedy. This Section 4.4 shall apply notwithstanding anything else contained in the Plan or any equity-based award agreement or other agreement to the contrary.

(a)

As a condition precedent to any Company obligation to the Participant pursuant to Section 4.1, Section 4.2, or (other than in the case of a termination of the Participant’s employment with the Company due to the Participant’s death) Section 4.3, or any other obligation to accelerate vesting of any equity-based award in connection with the termination of the Participant’s employment, the Participant shall provide the Company with a valid, executed Release, and such Release shall have not been revoked by the Participant pursuant to any revocation rights afforded by applicable law. The Company shall provide the final form of Release to the Participant in accordance with the following timing requirements: (1) if the Participant is not required to be provided forty-five (45) days to consider the Release pursuant to the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Company shall provide the Release within ten (10) days after the Participant’s Severance Date, and (2) if the Participant is required to be provided forty-five (45) days to consider the Release pursuant to the ADEA, the Company shall provide the Release within five (5) days after the Participant’s Severance Date.

(b)

The Participant agrees that the payments and benefits contemplated by this Article 4 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Participant’s employment) shall constitute the exclusive and sole remedy for any Qualifying Termination of the Participant’s employment with the Company and the Participant covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and the Participant acknowledge and agree that there is no duty of the Participant to mitigate damages under the Plan. All amounts paid to the Participant pursuant to this Article 4 shall be paid without regard to whether the Participant has taken or takes actions to mitigate damages.

(c)

The Participant hereby agrees to resign, and hereby irrevocably does so resign, on the Severance Date from Kilroy, KRLP, and each of their respective Affiliates, as an officer and director of each of Kilroy, KRLP, and each of their respective Affiliates, and as a fiduciary of any benefit plan of Kilroy, KRLP, or any of their respective Affiliates (in each case, to the extent the Participant then has any such position), and from each and every other position that the Participant may then otherwise hold with Kilroy, KRLP, or any of their respective Affiliates. The Participant agrees to promptly execute and provide to the Company any further documentation, as requested by the Company (whether before or after the Severance Date), to confirm such resignations.

4.5. Tax Withholding. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to the Plan such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

4.6. Equity Awards. In connection with any Qualifying Termination or other termination of a Participant’s employment, the treatment of any equity-based awards granted by the Company to the Participant shall be determined in accordance with the provisions of the applicable award agreement(s).

4.7. No Duplicate Benefits. For avoidance of doubt, if the Participant would be eligible for severance benefits in connection with the Participant’s Qualifying Termination under both the Plan and any other employment, severance or similar agreement with Kilroy, KRLP, or any of their respective Affiliates, or under both the Plan and any severance policy of Kilroy, KRLP, or any of their respective Affiliates, the Participant will be entitled to receive the greater of (i) the benefits provided hereunder and (ii) the benefits provided under such other agreement or policy, but in no event will the Participant be entitled to receive such benefits under both the Plan and such other agreement or policy. In no event will a Participant be entitled to benefits under both Section 4.1 and Section 4.2 of the Plan, nor will a Participant be entitled to benefits under Section 4.3 of the Plan if the Participant is entitled to benefits under either Section 4.1 or Section 4.2 of the Plan.

ARTICLE 5

SECTION 280G

5.1. Limitation on Benefits. Notwithstanding anything contained in the Plan to the contrary, to the extent that the payments and benefits provided hereunder and benefits provided to, or for the benefit of, the Participant under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Participant retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Participant received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). Unless the Participant elects a different order of reduction, any such election to be consistent with the requirements of Section 409A, to the extent that a reduction in payments or benefits is required pursuant to this Section 5.1, the Company shall reduce or eliminate amounts which are payable first from any cash severance and cash bonuses, then from any payment in respect of an equity award that is not covered by Treas. Reg. Section 1.280G-1 Q/A-24(b) or (c), then from any payment in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A-24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Any election given by the Participant pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Participant’s rights and entitlements to any benefits or compensation. Nothing in this Section 5.1 shall require the Company or any of its Affiliates to be responsible for, or have any liability or obligation with respect to, the Participant’s excise tax liabilities under Section 4999 of the Code.

5.2. Determination. A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to Section 5.1 and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by the Company (the “Firm”) at the Company’s expense. The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Participant.

ARTICLE 6

PAYMENT OBLIGATIONS

6.1. Unsecured General Creditor. Participants and their heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of Kilroy, KRLP, or any of their respective Affiliates. No assets of Kilroy, KRLP, or any of their respective Affiliates shall be held under any trust, or held in any way as collateral security, for the fulfilling of the obligations of the Company under the Plan. Any and all of assets of Kilroy, KRLP, and each of their respective Affiliates shall be, and remain, the general unpledged, unrestricted assets of such entity (unless pledged or restricted with respect to such entity’s obligations other than the Plan). The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and their heirs or successors as to benefits under the Plan shall be no greater than those of unsecured general creditors of the Company.

6.2. Other Benefit Plans. All payments, benefits and amounts provided under the Plan shall be in addition to and not in substitution for any pension rights under any tax-qualified pension or retirement plan in which the Participant participates, and any disability, workers’ compensation or other Company or Affiliate benefit plan distribution that a Participant is entitled to (other than severance benefits), under the terms of any such plan, at the time the Participant ceases to be employed with the Company or an Affiliate. Notwithstanding the foregoing, the Plan shall not create an inference that any duplicate payments shall be required. Payments received by a person under the Plan shall not be deemed a part of the person’s compensation for purposes of the determination of benefits under any other employee pension, welfare or other benefit plans or arrangements, if any, provided by the Company or an Affiliate, except where explicitly provided under the terms of such plans or arrangements.

ARTICLE 7

ARBITRATION

Except as expressly provided in a Restrictive Covenants Agreement with the Participant or in an applicable Release, any non-time barred, legally actionable controversy or claim arising out of or relating to the Plan, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other non-time barred, legally actionable controversy or claim arising out of or relating to the Participant’s employment or association with the Company, KRLP or any of their respective Affiliates, or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of state or federal statute, common law or constitution, shall be submitted to individual, final and binding arbitration, to be held in Los Angeles County, California, before a single arbitrator selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in accordance with the then-current JAMS Arbitration Rules and Procedures for employment disputes, as modified by the terms and conditions in this Section. Such JAMS rules may be accessed at: https://www.jamsadr.com/rules-employment-arbitration/english. Under these rules, the parties acknowledge and agree that: (a) a party may file any claim in arbitration that could have been brought or filed in any court of law or in equity; (b) the prevailing party shall recover any and all damages and all other relief that would otherwise be available at law or in equity; (c) each party is entitled to discovery sufficient to adequately arbitrate the dispute, including access to essential documents and witnesses; (d) the Company shall pay the entire cost of the arbitrator and the arbitration forum costs; (e) the arbitrator shall issue a written decision stating the essential findings and conclusions on which the arbitration award is based, and sufficient to allow for judicial review to the fullest extent permitted by law including for legal error; and (f) except as required for judicial review or in response to court order, any and all proceedings shall be maintained in the strictest confidence by the parties and their representatives, the arbitrator and any other participants in the arbitration proceedings. Each of the parties hereby consents to the jurisdiction of the arbitrator, the authority of the arbitrator to award the relief provided for herein, and to JAMS to administer the arbitration, and to submit to said jurisdiction. Accordingly, each party voluntarily, knowingly and intentionally waives the party’s right to a jury trial and agrees to submit any dispute to arbitration under the terms and conditions provided for herein. The venue of the arbitration shall be in the County of Los Angeles, specifically, at the JAMS offices located at 1925 Century Park E, 14th Floor, Los Angeles, CA 90067 (or the successor JAMS office to such location, as the case may be), unless the parties mutually agree in a writing executed by both parties to a different venue. The parties agree that this arbitration provision shall be governed by California Civil Procedure Code section 1280 et seq. and the Federal Arbitration Act (“FAA”), 9 U.S.C. section 1, et. seq., except when there is a conflict between the two the FAA will control. Nothing stated herein shall waive any Participant’s right to elect to bring any claim of sexual assault or sexual harassment arising after the date of the Participant’s acceptance of participation in the Plan. The Company, and by accepting participation in the Plan, the Participant acknowledge and agree that, except as provided in a Restrictive Covenants Agreement with the Participant or in an applicable Release (or as provided in the immediately preceding sentence), they are thereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with the Plan or the Participant’s employment.

ARTICLE 8

SUCCESSORS AND ASSIGNMENT

8.1. Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof (the business and/or assets of which constitute at least fifty percent (50%) of the total business and/or assets of the Company) to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place.

8.2. Assignment by the Participant. None of the benefits, payments, proceeds or claims of any Eligible Person or Participant shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any such Eligible Person or Participant have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan. Notwithstanding the foregoing, benefits which are in pay status may be subject to a court-ordered garnishment or wage assignment, or similar order, or a tax levy. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

ARTICLE 9

ADMINISTRATION OF THE PLAN

The Committee shall be the administrator of the Plan. Subject to the express provisions of the Plan, the Committee is authorized and empowered to do all things in connection with the administration of the Plan as it may deem necessary or advisable. To the maximum extent permitted by law, the Committee has the sole authority to construe and interpret the Plan, to make factual determinations with respect to the Plan, and to prescribe, amend and rescind rules and regulations relating to the administration of the Plan. Any action taken by, or inaction of, the Committee relating or pursuant to the Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of the Committee and shall be conclusive and binding upon all persons.

ARTICLE 10

MISCELLANEOUS

10.1. Employment Status. Except as may be provided under any other written agreement between a Participant and the Company (other than the Plan), the employment of each Participant by the Company is “at will,” and may be terminated by either the Participant or the Company at any time.

10.2. Payments Following Participant’s Death or Incapacity. If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Participant’s estate in accordance with the terms of the Plan. If any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to this section shall constitute a full release and discharge of the Committee and the Company.

10.3. Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

10.4. Severability. In the event any provision of the Plan shall be adjudicated by a court of competent jurisdiction or determined by an arbitrator pursuant to Article 7 to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of the Plan or affecting the validity or enforceability of such provision in any other jurisdiction.

10.5. Modification; Waiver. The Committee may from time to time amend the Plan in any way it determines to be advisable; provided that no such amendment shall materially and adversely affect the rights of any Participant (or former Participant) under the Plan, unless (a) the Participant (or former Participant, as the case may be) consents to the amendment or (b) the amendment does not take effect until the end of the Term in effect on the date the Committee adopts such amendment (for such purpose, without giving effect to any extension of the Term after the date the Committee adopts such amendment). Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under the Plan or shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

10.6. Notices. Any notice provided for in the Plan must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

(a)	if to Kilroy and/or KRLP:

Kilroy Realty Corporation

12200 West Olympic Boulevard, Suite 200

Los Angeles, CA 90064

Attention: General Counsel

(b)	if to the Participant, to the address most recently on file in the payroll records of KRLP.

10.7. Governing Law. The Plan will be governed by and construed in accordance with the laws of the state of California, without giving effect to any choice of law or conflicting provision or rule (whether of the state of California or any other jurisdiction) that would cause the laws of any jurisdiction other than United States federal law and the law of the State of California to be applied.

10.8. Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, the Plan are for the purpose of convenience only, and they neither form a part of the Plan nor are they to be used in the construction or interpretation thereof.

10.9. Section 409A.

(a)

It is intended that any amounts payable under the Plan shall either be exempt from or comply with Section 409A so as not to subject the Participant to payment of any additional tax, penalty or interest imposed under Section 409A. The provisions of the Plan shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Participant. Any installment payments provided for in the Plan shall be treated as a series of separate payments for purposes of Section 409A.

(b)

If the Participant is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Participant’s Separation from Service, the Participant shall not be entitled to any payment or benefit pursuant to the Plan until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Participant’s death. The provisions of this Section 10.9(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to the Participant upon or in the six (6) month period following the Participant’s Separation from Service that are not so paid by reason of this Section 10.9(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Participant’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Participant’s death).

(c)

To the extent that any benefits or reimbursements pursuant to Section 4.1(b) are taxable to the Participant, any reimbursement payment due to the Participant pursuant to such provision shall be paid to the Participant on or before the last day of the Participant’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provision are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Participant receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Participant receives in any other taxable year.

EXHIBIT A

FORM OF SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Separation Agreement”) is entered into by and between, on the one hand, [Employee Name] (“you”) and, on the other hand, Kilroy Realty Corporation, a Maryland corporation (“KRC”), and Kilroy Realty, L.P., a Delaware limited partnership (“KRLP” and, together with KRC, “Kilroy”). KRC, KRLP, and you may be referred to herein jointly as “the Parties” or individually as “the Party.”

RECITALS

WHEREAS, KRLP has employed you as [Employee Title];

WHEREAS, Kilroy terminated your employment with KRLP, and any other position you may have held with KRLP and KRC (or either of them), effective as of [Date] (the “Separation Date”);

WHEREAS, you are a participant in the Kilroy Realty Corporation Executive Severance Plan, as it may be amended from time to time (the “Executive Severance Plan”);

WHEREAS, Kilroy and you desire to establish an amicable arrangement for ending your employment relationship with KRLP to permit you to receive a separation payment pursuant to the Severance Plan, in exchange for a general release of claims; and

WHEREAS, you understand and acknowledge that you are waiving legal rights or claims under applicable state, federal, or local law by signing this Separation Agreement, and that you are freely and voluntarily entering into this Separation Agreement with a complete understanding of its terms and with the intent to be bound thereby.

NOW, THEREFORE, in consideration of the covenants, representations, warranties, terms, conditions, and releases set forth below, and for your receipt of the separation benefits described below, Kilroy and you agree as follows:

1. SEPARATION FROM EMPLOYMENT

1.1 The parties acknowledge and agree that, (a) on the Separation Date, Kilroy paid to you all salary, wages, and any and all other benefits and compensation that you earned through the Separation Date (to the extent not previously paid); and (b) following the Separation Date, except for the Separation Benefit (as defined below), you are not entitled to receive any further payments, benefits, or any other form of compensation from Kilroy. Without limiting the generality of the preceding sentence, you are not entitled to any bonus for the year in which the Separation Date occurred and you are not entitled to any additional equity award or other incentive from Kilroy. Except for any common stock of KRC that you may own outright [and except as provided in Section __ below as to your RSUs (as defined below in Section __)], you acknowledge and agree that as of the Separation Date, you do not own and you have no right to receive, acquire, or possess any security, derivative security, or equity in KRC, KRLP, or either of their respective affiliated entities.

1.2 Your employment with KRLP, and all other positions (as an officer, director, employee, member, manager and in any other capacity) you held with KRLP, KRC, or any of their respective affiliates, terminated as of the Separation Date. You agree that you currently hold no such position. You agree that the Separation Date shall constitute the date of your “separation from service” from Kilroy (within the meaning of Internal Revenue Code Section 409A and the guidance promulgated thereunder).

1.3 Except as expressly authorized by Kilroy in writing, on and after the Separation Date, you shall not represent or act, directly or indirectly, for or on behalf of, or otherwise as an agent of, or hold yourself out as an employee of, Kilroy or any one of the Kilroy Released Parties (as defined below in Section 4.1).

1.4 You agree that you have submitted your final expense report detailing any outstanding business expenses incurred by you through the Separation Date, which (if not heretofore reimbursed) will be reimbursed by Kilroy subject to and in accordance with its policy for reimbursing business expenses. No expenses shall be incurred by you on or after the Separation Date for or on behalf of Kilroy without express written authorization in advance.

1.5 You shall direct any prospective employers to the Kilroy Human Resources Department, which will respond to any request for a reference by providing your dates of employment and last held position, unless written authorization is provided by you to disclose your most recent regular base salary, in which case such information may also be disclosed.

1.6 You understand that your coverage under Kilroy’s group healthcare insurance plan shall cease on the last day of the month in which the Separation Date occurs, at which time you and your previously enrolled eligible dependents shall become eligible for continued healthcare coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) commencing with the month following the month in which the Separation Date occurs, provided that you make a timely election for COBRA coverage and you pay directly the monthly COBRA premiums necessary to continue such coverage, all in accordance with the applicable enrollment and payment procedures in effect from time to time (currently, [COBRA enrollment and] payments are made through Igoe Administration Services). Accordingly [and except as provided in Section 2.1.2], Kilroy shall have no further obligation to pay for or to reimburse you for the cost of medical insurance benefits for you or any other previously enrolled dependents.

1.7 [IF APPLICABLE (IF INCLUDED, CONFIRM PAYMENT TIMING BASED ON ANY INDIVIDUAL ELECTION(S)): You have a fully vested benefit under the Kilroy Realty Corporation 2007 Deferred Compensation Plan, as amended (the “Deferred Compensation Plan”). In accordance with the terms of the Deferred Compensation Plan, your vested benefit under the Deferred Compensation Plan shall be paid to you in one lump sum on or as soon as practicable after the date that is six (6) months and one (1) day following the Separation Date (the “Delayed Payment Date”), after taking into account the notional earnings or losses occurring prior to the Delayed Payment Date and net of applicable tax withholding obligations (the “Deferred Cash Payment”). In the event of any inconsistency or ambiguity between this payment provision as to your Deferred Compensation Plan benefit and the payment provisions of the Deferred Compensation Plan, the Deferred Compensation Plan shall control. You acknowledge and agree that the Deferred Cash Payment constitutes a complete distribution of all amounts owed to you under the Deferred Compensation Plan and fully satisfies all existing Kilroy obligations in connection therewith.]

1.8 [IF APPLICABLE: You have a fully vested benefit under the Kilroy Realty Corporation 401(k) Plan (the “401(k) Plan”). Your benefit under the 401(k) Plan will be paid in accordance with the terms of that plan.]

1.9 [IF APPLICABLE AND TO UPDATE, AS NECESSARY: You were previously awarded restricted stock units (“RSUs”) by Kilroy pursuant to certain Restricted Stock Unit Agreements (each, an “RSU Agreement”). As of the Separation Date, you had a total of (i) [•] unvested, time-based and non-deferred RSUs (the “Unvested RSUs”) and (ii) [•] vested, time-based and deferred RSUs (the “Vested RSUs”). Pursuant to the terms in the 2023 RSU Agreement, and approval by the Executive Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company with respect to the 2024 RSUs and 2025 RSUs, and in consideration of and subject to your releases and agreements in this Separation Agreement, [•] of the Unvested RSUs vested and became non-forfeitable as of immediately prior to the Separation Date (the “Accelerated RSUs”), which consists of [•] 2023 RSUs, [•] 2024 RSUs, and [•] 2025 RSUs. All of the Accelerated RSUs that vested hereunder in connection with your Separation Date are held in an account Kilroy established at Shareworks by Morgan Stanley in your name (the “Shareworks Account”), and will be distributed to you (net of applicable tax withholding obligations) in a single distribution of Kilroy common stock on or within sixty (60) days after the Separation Date. All other Unvested RSUs terminated as of the Separation Date and you have no further right with respect thereto or in respect thereof. All of the Vested RSUs are held in this Shareworks Account and will be distributed to you (net of applicable tax withholding obligations) in a single distribution of Kilroy common stock on or within sixty (60) days after the [Delayed Payment Date] [date that is six (6) months and one (1) day following the Separation Date (the “Delayed Payment Date”)]. The numbers of RSUs set forth above are approximate and include the crediting of dividend equivalents in accordance with the applicable award terms through [_____, 20__]. To the extent that any additional RSUs are credited as dividend equivalents in accordance with the applicable award terms with respect to the Unvested RSUs that vest as provided herein in connection with the Separation Date, or with respect to your Vested RSUs, prior to the date such RSUs are paid, such additional RSUs shall be paid in whole shares of Kilroy common stock, or the cash equivalent, on or within sixty (60) days after the Separation Date or the Delayed Payment Date, as applicable. In the event of any inconsistency or ambiguity between this Separation Agreement and the applicable RSU Agreement as to the payment of any RSU, the applicable RSU Agreement controls.]

1.10 [IF APPLICABLE: You acknowledge and agree that (a) Kilroy has established the Shareworks Account, (b) you will transfer all shares of your Kilroy common stock and cash amounts in the Shareworks Account to your personal brokerage and/or bank account as soon as possible, but by no later than [_______, 20__] [TO BE UPDATED TO INCLUDE A DATE THAT IS 3 FULL MONTHS FOLLOWING FINAL DISTRIBUTION DATE], and (c) Kilroy will remove your access to the Shareworks Account immediately following such date. Furthermore, in accordance with Kilroy’s Insider Trading Policy, you hereby acknowledge and agree not to buy, sell, or otherwise trade in any Kilroy securities while in possession of any material non-public information about Kilroy.]

1.11 You agree that you have returned to Kilroy, through coordination with its Human Resources Department, all Kilroy documents (and all copies thereof) and other Kilroy property which you have in your possession or control, including, but not limited to, Kilroy files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of KRC, KRLP, or any of their respective affiliates (and all reproductions thereof in whole or in part). You agree that you have made a diligent search to locate any such documents, property and information and, should you later discover any such documents, property or information in your possession, you will immediately return to Kilroy through coordination with its Human Resources Department. If you have used any personally owned computer, server, cloud storage account, or e-mail system to receive, store, review, prepare, or transmit any Kilroy confidential or proprietary data, materials or information, you agree that you have provided Kilroy with a computer-useable copy of such information and that you then permanently deleted and expunged such Kilroy confidential or proprietary information from those systems. You also agree that you have (and will again, if so requested by Kilroy)provided Kilroy with a complete list of all computer, device, and website log-in passwords that you used for Kilroy work purposes. [You further acknowledge and agree that you must abide by the terms of your Non-Disclosure Agreement, dated [•] (the “Confidentiality Agreement”), specifically including (but not limited to) the provisions therein regarding return of Kilroy property and documents, and the non-use and nondisclosure of Kilroy’s trade secrets and confidential information. The Confidentiality Agreement is incorporated into this Separation Agreement as if fully set forth herein.]

1.12 [AT KILROY’S OPTION: You agree that you will not, at any time (whether before or after the Separation Date), disclose, use, transfer, or sell, any trade secrets, proprietary information, non-public organizational or employee information, or other confidential information belonging or relating to KRLP, KRC, any of their respective affiliates, or any of their respective customers, so long as such information has not otherwise been disclosed through no wrongdoing on your part or an individual under a similar restriction or is not otherwise in the public domain (“Confidential Information”), except as required by law, or pursuant to legal process, or as otherwise provided for in Section 7.4.]

1.13 [AT KILROY’S OPTION: For a period of [____] months following the Separation Date, you agree to reasonably cooperate with Kilroy (without any consideration or compensation beyond that provided for in this Separation Agreement) regarding (a) the transition of your duties and responsibilities (or former duties and responsibilities, as the case may be), and (b) such other matters as Kilroy may from time to time reasonably request and as are within your skill, experience, or knowledge given your past service to Kilroy, it being intended that such cooperation will not require a significant time commitment by you.]

1.14 [AT KILROY’S OPTION: As a limited and narrow exception to your obligation to return Kilroy property pursuant to Section 1.11, you may retain (a) any personnel or payroll records to which you are legally entitled; and (b) the mobile phone device and iPad Kilroy supplied to you, provided that (a) you promptly provide such device and iPad to Kilroy Information Technology (IT) so that all Kilroy-related information and material (or, as Kilroy Information Technology (IT) may determine, all information and material other than personal data and contact information) may be removed from such device, and (b) you cooperate with and as requested by Kilroy Information Technology (IT) in connection with the removal of such information and material (including, without limitation, by providing any applicable passwords and identifying any personal data or contact information on such device for retention).]

2. CONSIDERATION FOR YOUR RELEASES AND COVENANTS

2.1 In consideration for the releases, covenants, promises, and obligations set forth in this Separation Agreement, Kilroy shall make the following payments and provide the following benefits to you under the terms and conditions set forth in this Section 2.1 below (which payments and benefits are those provided for in, and are not duplication of, Section [__] of the Executive Severance Plan and, such payments and benefits [together with the accelerated vesting of the Accelerated RSUs provided in Section [__]], the “Separation Benefit”), which payments or benefits Kilroy would not otherwise be obligated to make or provide to you and which constitute sufficient consideration for the releases, promises, and other terms and conditions of this Separation Agreement, provided that you shall have signed and dated this Separation Agreement, and comply with all of its terms and conditions:

2.1.1 Kilroy shall pay you [•] ($[•]), such amount to be payable, subject to Section 10.9(b) of the Executive Severance Plan, in equal monthly installments (each representing the applicable fraction of such total benefit amount, in each case rounded down to the nearest whole cent) over a period of [•] ([•]) consecutive months, commencing with the month following the month in which your Separation Date occurs, with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day following your Separation Date and to include each such installment that was otherwise (but for such 60-day delay) scheduled to be paid following your Separation Date and prior to the date of such payment.

2.1.2 Kilroy will pay or reimburse you for your premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for you (and, if applicable, your eligible dependents) as in effect immediately prior to your Separation Date, to the extent that you elect such continued coverage; provided that Kilroy’s obligation to make any payment or reimbursement pursuant to this Section 2.1.2 shall commence with continuation coverage for the month following the month in which your Separation Date occurs and shall cease with continuation coverage for the [•] ([•]) month following the month in which your Separation Date occurs (or, if earlier, shall cease upon the date you become eligible for coverage under the health plan of a future employer, the date of your death, the date Kilroy ceases to offer group medical coverage to its active executive employees, or the date Kilroy is otherwise under no obligation to offer COBRA continuation coverage to you). To the extent you elect COBRA coverage, you shall complete any continuation coverage enrollment procedures Kilroy may have in place. Kilroy’s obligations pursuant to this Section 2.1.2 are subject to Kilroy’s ability to comply with applicable law and provide such benefit without resulting in material adverse tax consequences (such as, without limitation, rendering participation in a Kilroy health and welfare plan taxable to participants or resulting in unintended material (relative to the amount of the benefit) tax penalties for Kilroy). You agree to promptly notify the Kilroy Human Resources Department should you obtain other medical insurance through new employment or otherwise. As to any COBRA Reimbursement payments provided for above, Kilroy’s current practice is to pay any required COBRA Reimbursement payments directly to the applicable plan/insurer, but it reserves the right to require you to make the applicable premium payments and then reimburse you for the same

2.1.3 [IF APPLICABLE: Kilroy shall promptly pay to you of [•] ([•]), which amount represents your annual incentive bonus with respect to fiscal [__].]

2.1.4 Kilroy shall pay to you, on (or within ten (10) days following) the sixtieth (60th) day following your Separation Date, an amount in cash equal to [•] ([•]), which amount represents your target annual bonus for the fiscal year in which your Separation Date occurred multiplied by a fraction, the numerator of which is the total number of days in such fiscal year in which you were employed by Kilroy and the denominator of which is the total number of days in such fiscal year.

2.2 Other than the Separation Benefit as set forth expressly in this Agreement, you acknowledge and agree that no other payments of any kind or in any amount shall be due and owing, or are due and owing, to you from Kilroy, or from any of the Kilroy Released Parties, as consideration for the releases set forth herein.

3. NO REPRESENTATIONS AS TO TAXABILITY OF ANY PAYMENTS

Kilroy will withhold required federal, state, and local taxes from any and all payments contemplated by this Separation Agreement. Other than Kilroy’s obligation and right to make such withholdings, you will be responsible to pay any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Separation Agreement (including but not limited to those imposed by Internal Revenue Code Section 409A).

4. GENERAL RELEASE OF CLAIMS

4.1 The term “Kilroy Released Parties” means and shall include KRC and KRLP; and/or any other entity, association, company, partnership, affiliate, business unit or division, past and present, and their successors, operated by, affiliated with, controlled by, or under common control with either one of the foregoing; and each of its or their current or former officers, directors, shareholders, investors, partners, representatives, members, employees (in their respective capacities as such, in their individual and personal capacities, and in any and all other capacities), servants, agents, managing agents, owners, partnerships, trustees, predecessors, successors, assigns, affiliates, parents, subsidiaries (whether or not wholly owned), attorneys, administrators, insurers and reinsurers, consultants engaged by or under contract with Kilroy, accountants, and lenders; and all other related entities of any type, scope or existence, of each of the foregoing.

4.2 The term “Released Claims” means and shall include any and all claims, actions, charges, and causes of action, liens, debts, liabilities, demands, obligations, contracts or commitments, suits, debts, accounts, covenants, disputes, controversies, agreements, stock option or other equity award agreements, promises, acts, costs and expenses (including without limitation attorneys’ and expert witness fees), damages, and executions, of whatever kind or nature, whether presently known or unknown, suspected or unsuspected, that you may possess against any of the Kilroy Released Parties arising from any omissions, acts or facts that have occurred up until and including the date you sign this Separation Agreement including, without limitation, (a) any and all Released Claims relating to or arising from your employment relationship with Kilroy and the termination of that relationship; (b) any and all Released Claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied [(including but not limited to your offer letter, dated [•] (the “Offer Letter”))]; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; (c) any and all Released Claims for or arising out of any violation of any federal, state or local law, regulation, ordinance, constitution or common law, including but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Business & Professions Code; and the California Labor Code; (d) any and all Released Claims for severance pay, bonus, sick leave, holiday pay, vacation pay, paid time off, life insurance, health and/or medical insurance or any other fringe benefit; and (e) any and all Released Claims for attorneys’ fees, costs, and penalties.

4.3 In consideration of the terms and provisions of this Separation Agreement, you hereby and forever fully, finally and forever generally remise, release, waive and discharge KRC, KRLP, the Kilroy Released Parties, and each of them, from, and agree not to sue concerning, or in any manner to institute, prosecute, or pursue, or cause to be instituted, prosecuted, or pursued, any Released Claims. This release does not extend to any Released Claims that cannot be released as a matter of applicable law, any claim for underlying workers’ compensation benefits, any claims for any breach of any obligations of Kilroy arising under this Separation Agreement, or any claims arising after the date of this Separation Agreement.

5. WAIVER OF UNKNOWN CLAIMS

5.1 You hereby acknowledge that, by signing this Separation Agreement, you intend for the general release of claims in Section 4.3 above to extend to each and every Released Claim, demand and cause of action hereinabove specified, including but not limited to claims that are unknown or unsuspected by you. In so doing, you expressly acknowledge that you are knowingly waiving rights you may have under any applicable state, federal, or local law that restricts the right of a person to waive unknown or unsuspected claims, including but not to California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

6. [IF APPLICABLE: SPECIAL ADEA WAIVER] [OR] [INTENTIONALLY OMITTED]

6.1 You hereby release and forever discharge KRC, KRLP, the Kilroy Released Parties, and each of them, from any and all claims under the Age Discrimination in Employment Act (the “ADEA”), 29 U.S.C. § 621 et seq., which have arisen on or before the date that you sign this Separation Agreement. You hereby acknowledge that: (i) you fully understand the terms, conditions and provisions of this Separation Agreement; (ii) this release specifically applies to any rights or claims you may have against Kilroy and the Kilroy Released Parties under the ADEA; (iii) this provision does not waive or purport to waive ADEA rights or claims that may arise from acts or events occurring after the date this Separation Agreement is executed; (iv) the consideration provided for in this Separation Agreement is in addition to that which you were already entitled to receive before entering into this Separation Agreement; (v) you are hereby advised in writing to consult with an attorney prior to signing this Separation Agreement; (vi) you were informed that you have [twenty-one (21) / forty-five (45)] days from the date this Separation Agreement was first provided to you within which to consider this Separation Agreement prior to signing this Separation Agreement, the [21-day / 45-day] period to consider this Separation Agreement will not re-start or be extended if any changes (whether material or immaterial) are made to this Separation Agreement after the date it is first provided to you, and if you sign this Separation Agreement before the end of such [21-day / 45-day] period, you acknowledge and agree that you will have done so voluntarily and with full knowledge that you are waiving your right to have [21 / 45] days to consider this Separation Agreement; (vii) you were informed that you have seven (7) days following the date you sign this Separation Agreement within which to revoke this Separation Agreement (“Revocation Period”), that any revocation of this Separation Agreement must be in writing and must be received by Kilroy (delivered to [__________, Vice President of People, at ___________@kilroyrealty.com]), that this Separation Agreement will become null and void if you elect revocation of this Separation Agreement (or any portion of this Separation Agreement) during the Revocation Period and neither Kilroy nor you will have any obligations under this Separation Agreement (and you will not be entitled to the Separation Benefit) in the event that you exercise your right of revocation, and that this Separation Agreement shall not become effective or enforceable until the Revocation Period has expired; and (viii) nothing in this Separation Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs from doing so, unless specifically authorized by federal law.

6.2 [The Older Worker Benefit Protection Act (“OWBPA”) amendment to the ADEA sets the standard for a knowing and voluntary release of ADEA claims and requires the information provided to you on Attachment A, which is incorporated for all purposes herein. Through your signature to this Separation Agreement below, you confirm you (1) understand the information on Attachment A is being provided to you pursuant to the OWBPA; and (2) understand all of the provisions in this Agreement, including its Attachment A.]

7. NO PENDING CLAIMS OR OTHER CHARGES

7.1 You represent and warrant to Kilroy that you have no lawsuits, claims, actions, or charges pending against KRC, KRLP, any of the Kilroy Released Parties, or any one of them. You also represent to Kilroy that you do not intend to bring any claims on your own behalf or on behalf of any other person or entity against KRC, KRLP, any of the Kilroy Released Parties, or any one of them.

7.2 Except as expressly set forth herein, should you, or anyone acting on your behalf or in concert with you, bring any demand, claim, cause of action, suit, charge, or process (“Action”) against KRC, KRLP, or the Kilroy Released Parties, or any one of them, in any forum or venue, whether the action is brought in your individual capacity, or in a representative capacity on behalf of you or others, or as agents of disclosed or undisclosed principals, such action shall be in breach of this Separation Agreement, and Kilroy shall be entitled to any and all remedies provided for in Section 10. Without limitation, Kilroy shall be entitled to recover its reasonable attorneys’ fees, costs, and expenses (including expert witness fees and costs) as a measure of its damages.

7.3 You represent and warrant to Kilroy that there has been no assignment or transfer of any Released Claims, or portion thereof, to any other person. You agree to indemnify KRC, KRLP, the Kilroy Released Parties, and each of them, and defend and hold KRC, KRLP, the Kilroy Released Parties, and each of them, harmless from and against any claims arising out of or related to any such prior assignment or transfer, or any such purported assignment or transfer, of any Released Claims or other matters released herein. Each of the Parties acknowledges and agrees that nothing stated in this Separation Agreement shall modify the Charter or Bylaws (or similar written governing documents) of Kilroy regarding any provision therein respecting indemnification of a former officer, employee, or director by Kilroy.

7.4 Notwithstanding any provision to the contrary in this Separation Agreement [or the Confidentiality Agreement], you are hereby provided notice, and you acknowledge and understand that:

7.4.1

Nothing in this Separation Agreement [or the Confidentiality Agreement] prohibits or is intended to restrict or impede you from exercising any protected rights under Section 7 of the National Labor Relations Act.

7.4.2

Nothing in this Separation Agreement [or the Confidentiality Agreement] prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

7.4.3

Nothing in this Separation Agreement [or the Confidentiality Agreement] limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Nothing in this Separation Agreement [or the Confidentiality Agreement] limits your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency. However, by signing this Separation Agreement you waive (to the maximum extent permitted by applicable law) your right to recover individual relief based on any claims asserted in such a charge or complaint with the exception that this Separation Agreement does not limit your right to receive an award for information provided to any Government Agencies authorized to provide monetary or other awards to eligible individuals who come forward with information that leads to an agency enforcement action.

7.4.4

Under the 2016 Defend Trade Secrets Act (“DTSA”): (a) no individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

8. NO ADMISSION OF LIABILITY; NON-DISPARAGEMENT

Each of KRC, KRLP and you expressly acknowledge and agree that by entering into this Separation Agreement, no Party admits or acknowledges the existence of any liability or wrongdoing to any other Party, all such liability being specifically and expressly denied. You agree that you shall not take any action yourself or through any third party, to disparage, criticize, or damage the reputation of KRC, KRLP, any of the Kilroy Released Parties, or any of their respective officers, directors, employees, businesses, business projects or properties, and that you shall not disparage KRC, KRLP, any of the Kilroy Released Parties, or any of their respective officers, directors, employees, businesses, business projects or properties, in the community-at-large or in the media, including the Internet, blogs, social media (such as Facebook, LinkedIn, Glassdoor, and X f/k/a Twitter), or other Internet access forum. Notwithstanding anything to the contrary herein, nothing in this Separation Agreement shall prohibit you from providing truthful testimony in response to any court or arbitral order, subpoena, or government investigation or from providing truthful information to any governmental, regulatory, or administrative agency.

9. CONFIDENTIALITY OF SEPARATION AGREEMENT

You agree to keep the existence and terms of this Separation Agreement (as well as any proposed terms in any negotiations regarding this Separation Agreement) in the strictest confidence and, except as required by law or as expressly provided in Section 7.4 above, not reveal the existence or terms of this Separation Agreement (or any such negotiations) to any persons except your immediate family, your attorney, and your financial advisors (and to them only provided that they also agree for Kilroy’s benefit to keep the information completely confidential), and the court in any proceedings to enforce the terms of this Separation Agreement.

10. REMEDY FOR BREACH OF SEPARATION AGREEMENT

10.1 Without waiver of any rights or remedies set forth herein, which remedies may be pursued in arbitration by or for the benefit of each of the Parties and/or the Kilroy Released Parties, as a remedy for any proven breach, Kilroy shall be entitled as the prevailing Party to recover the entire Separation Benefit, with the exception of cash paid pursuant to Section 2.1.1 in the total amount (before applicable withholdings) of [•] ($[•]) [NOTE: THIS WILL BE ONE MONTH OF THE SEPARATION PAYMENT], which sum the Parties agree shall be retained by you as good and valuable consideration for your releases and other covenants and agreements provided herein.

10.2 Without limiting any and all available remedies at law or in equity, all of which shall be available and are not waived, the Parties agree that any breach of the terms of this Separation Agreement would result in irreparable injury and damage to either one of them, for which there is no adequate remedy at law. The Parties agree that the aggrieved Party (including any of the Kilroy Released Parties) shall be entitled to obtain a temporary restraining order and/or a preliminary injunction or permanent injunction, without the need to post a bond, for the purpose of restraining the other Party from engaging in prohibited activities or providing for such other relief as may be required to specifically enforce the terms of this Separation Agreement. The availability of injunctive relief shall be in addition to any other remedies to which the aggrieved Party may be entitled at law or in equity.

10.3 All remedies expressly provided for in this Separation Agreement are in addition to any and all other remedies existing at contract, law or in equity. Each Party may resort to any remedy provided for in this Separation Agreement or provided for by contract, law or in equity and this Separation Agreement will not prevent any concurrent or subsequent award of other appropriate remedies or preclude a recovery of monetary damages and other compensation or restitution.

10.4 The Parties agree that any action, cause of action, dispute, controversy or claim (collectively, “Dispute”) arising out of or in any way relating to this Separation Agreement, including without limitation the pursuit of relief under this Section 10, or the interpretation or application of this Separation Agreement or to the breach or threatened breach thereof, or your employment with Kilroy and its termination, or to any and all other matters between the Parties (and/or the Kilroy Released Parties), shall be resolved to the fullest extent provided by law by final and binding arbitration administered by JAMS before a single neutral arbitrator. The arbitration will be conducted pursuant to the Employment Arbitration Rules & Procedures and subject to the JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The rules may be accessed at: https://www.jamsadr.com/rules-employment-arbitration/english. Under these rules, the Parties acknowledge and agree that: (a) a Party may file any claim in arbitration that could have been brought or filed in any court of law or in equity; (b) the prevailing Party shall recover any and all damages and all other relief that would otherwise be available at law or in equity, and should Kilroy be the prevailing party, then including without limitation the relief provided for in Section 10.1; (c) each Party is entitled to discovery sufficient to adequately arbitrate the Dispute, including access to essential documents and witnesses; (d) Kilroy shall pay the entire cost of the arbitrator and the arbitration forum costs; (e) the arbitrator shall issue a written decision stating the essential findings and conclusions on which the arbitration award is based, and sufficient to allow for judicial review to the fullest extent permitted by law including for legal error; and (f) except as required for judicial review or in response to court order, any and all proceedings shall be maintained in the strictest confidence by the Parties and their representatives, the arbitrator and any other participants in the arbitration proceedings. Each of the Parties hereby consents to the jurisdiction of the arbitrator, the authority of the arbitrator to award the relief provided for herein, and to JAMS to administer the arbitration, and to submit to said jurisdiction. Accordingly, each Party voluntarily, knowingly and intentionally waives the Party’s right to a jury trial and agrees to submit any Dispute to arbitration under the terms and conditions provided for herein. The venue of the arbitration shall be in the County of Los Angeles, specifically, at the JAMS offices located at 1925 Century Park E, 14th Floor, Los Angeles, CA 90067, unless the Parties mutually agree in a writing executed by both Parties to a different venue. The Parties agree that this Arbitration Agreement shall be governed by California Civil Procedure Code section 1280 et seq. and the Federal Arbitration Act (“FAA”), 9 U.S.C. section 1, et. seq., except when there is a conflict between the two the FAA will control. Nothing stated herein shall waive your right to elect to bring any claim of sexual assault or sexual harassment arising after the date of execution of this Separation Agreement in a civil court of law.

11. INTEGRATED AGREEMENT

This Separation Agreement constitutes a fully integrated written contract expressing the entire agreement between Kilroy and you as to its subject matter. All prior and contemporaneous discussions, negotiations and writings have been and are merged with and integrated into, and are superseded by, this Separation Agreement. No representations, promises, agreements, or understandings, written or oral, not contained herein shall be of any force or effect. This Separation Agreement cannot be modified except by a writing executed by the Parties, including two authorized officers of Kilroy, hereto.

12. SEVERABILITY

If any provision (or portion thereof) of this Separation Agreement is declared by an arbitrator or court of competent jurisdiction to be invalid or unenforceable, the remaining provisions (including other portions of a provision having an invalid portion) shall remain in full force and effect and, to the extent possible, the disputed provision shall be construed so that it may be valid and enforceable.

13. NON-WAIVER

No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement. No waiver shall be binding unless in writing and signed by the Party waiving the breach.

14. GOVERNING LAW

Construction and interpretation of this Separation Agreement shall at all times and in all respects be governed by the laws of the State of California, without regard to the rules or principles of conflicts or choice of law that might look to any jurisdiction outside of the State of California.

15. MISCELLANEOUS TERMS

Kilroy and you each represent, warrant and agree as follows:

15.1 Each of the Parties has received, or has been given the opportunity to receive, prior independent legal advice from legal counsel and tax advisors of their choice with respect to the advisability of entering into this Separation Agreement, and the taxability of any payments and benefits set forth herein, and therefore no ambiguity shall be resolved against any Party by virtue of having participated in the drafting of this Separation Agreement.

15.2 Each of the Parties represents that each has read this Separation Agreement carefully, knows and understands its contents, and has investigated the facts pertaining to this Separation Agreement to the extent that each deems necessary or desirable.

15.3 The Section headings and titles contained in this Separation Agreement are inserted for convenience only, and they neither form a part of this Separation Agreement nor are they to be used in the construction or interpretation of this Separation Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

15.4 This Separation Agreement is personal to you and shall not be assignable by you except by operation of law. This Separation Agreement shall inure to the benefit of and be binding upon Kilroy and its respective successors and assigns and any such successor or assignee shall be deemed substituted for Kilroy under the terms of this Separation Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of Kilroy or to which Kilroy assigns this Separation Agreement by operation of law or otherwise.

15.5 Kilroy and you shall each bear their own attorneys’ fees, costs, and expenses incurred with respect to the drafting, negotiation or execution of this Separation Agreement.

15.6 The Parties consent and agree that this Separation Agreement may be signed using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the Party so signing as a paper copy bearing such Party’s hand-written signature. The Parties further consent and agree that (1) to the extent a Party signs this Separation Agreement using electronic signature technology, by clicking “sign,” such Party is signing their Separation Agreement electronically, and (2) the electronic signatures appearing on this Separation Agreement shall be treated, for purposes of validity, enforceability, and admissibility, the same as hand-written signatures. You represent that your signature on this Separation Agreement is knowing and voluntary and not induced by fraud, misrepresentation or coercion. The Parties agree that you may deliver and/or transmit the signed and dated Separation Agreement by e-email of a .pdf document to [__________, Vice President of People, at ___________@kilroyrealty.com] or by using such electronic signature technology.

16. EFFECTIVE DATE OF SEPARATION AGREEMENT

[IF SECTION 6 ABOVE IS OMITTED: The Effective Date of this Separation Agreement shall be the date on which you shall have signed this Separation Agreement (the “Effective Date”).] [IF SECTION 6 ABOVE IS INCLUDED: The Effective Date of this Separation Agreement shall be the eighth (8th) day following the date on which you shall have signed this Separation Agreement (the “Effective Date”); provided that you shall not have revoked this Separation Agreement (or any portion of this Separation Agreement) pursuant to Section 6 above.]

[Signatures Follow Next Page]

IN WITNESS WHEREOF, this Separation Agreement has been duly executed by Kilroy and you.

Dated: _____________, 20[__]	[EMPLOYEE NAME]

KILROY REALTY CORPORATION, a Maryland Corporation

Dated: _____________, 20[__]		By:
Name:
Title:

Dated: _____________, 20[__]		By:
Name:
Title:

KILROY REALTY, L.P.,
a Delaware Limited Partnership

	By:	KILROY REALTY CORPORATION,
a Maryland Corporation,
Its: General Partner

Dated: _____________, 20[__]		By:
Name:
Title:

Dated: _____________, 20[__]		By:
Name:
Title:

[Signature Page to the Confidential Separation Agreement and

Release of Claims for [Employee Name]]

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